Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES PRIVATE OFFERING OF $250 MILLION OF EXCHANGEABLE SENIOR NOTES DUE 2019

New York, New York, August 5, 2014 - Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”) today announced that its operating partnership Empire State Realty OP, L.P. (the “Operating Partnership”) has commenced a private offering of $250 million aggregate principal amount of the Operating Partnership’s Exchangeable Senior Notes due 2019, which will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will be senior unsecured obligations of the Operating Partnership. Prior to May 15, 2019, the notes will be exchangeable at the option of holders of the notes only upon the satisfaction of certain conditions and during certain periods, and, thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon exchange, the notes will be exchangeable into cash, shares of the Company’s Class A common stock or a combination of cash and shares of the Company’s Class A common stock, at the Operating Partnership’s election. The interest rate, exchange rate and other terms of the notes will be determined by negotiations among the Company and the initial purchaser of the notes. The Operating Partnership expects to grant the initial purchaser a 30-day option to purchase up to an additional $37.5 million aggregate principal amount of the notes.

The Operating Partnership expects to use the net proceeds from the offering to reduce amounts outstanding under its revolving credit facility, including amounts used to finance its recent property acquisitions and to repay mortgage debt.

The notes and any shares of the Company’s Class A common stock that may be issued upon exchange of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes or shares of the Company’s Class A common stock, nor shall there be any sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a private offering circular.

About Empire State Realty Trust

Empire State Realty Trust, Inc. owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building.

Contact:

Empire State Realty Trust Investor Relations

212-850-2678

IR@empirestaterealtytrust.com